Exhibit 3.185

CERTIFICATE OF FORMATION

OF

MSO NEWCO, LLC

This Certificate of Formation of MSO Newco, LLC is being duly executed and filed by the undersigned authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del C. § 18-101, et seq.)

1.             The name of the limited liability company is MSO Newco, LLC.

2.             The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, City of Wilmington County of New Castle, Delaware 19801.

3.             The name of its registered agent at such address is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of formation of MSO Newco, LLC on November 6, 2009.

Michael A. DePompei,
Authorized Person